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[ARLINGTON HOSPITALITY, INC. LOGO]
     ARLINGTON HOSPITALITY, INC.
     2355 South Arlington Heights Road - Suite 400 - Arlington Heights, IL 60005 847-228-5400 Fax: 847-228-5409 www.arlingtonhospitality.com


For Immediate Release
CONTACT:                                            MEDIA CONTACT:
James B. Dale, Chief Financial Officer              Jerry Daly or Carol McCune
847-228-5401 x 361                                  703-435-6293
jimdale@arlingtonhospitality.com                    jerry@dalygray.com


             ARLINGTON HOSPITALITY EXECUTES ASSET PURCHASE AGREEMENT
                           WITH SUNBURST HOSPITALITY

                   ARLINGTON AND CENDANT AGREE TO STIPULATION


         ARLINGTON HEIGHTS, Ill., October 31, 2005--Arlington Hospitality, Inc. (HOST.PK) today announced that, on October 25, 2005, it entered into a definitive asset purchase agreement (the "Agreement") to sell substantially all of its assets to Sunburst Hospitality Development Inc. ("Sunburst") for approximately $21.3 million (subject to certain adjustments), including cash of approximately $6.25 million and the assumption of the mortgage debt on the hotel assets to be purchased. The Agreement is subject to the bidding procedures of the Chapter 11 proceeding pending in the U.S. Bankruptcy Court for the Northern District of Illinois for Arlington and its subsidiaries.

         As part of the Agreement, Sunburst agrees to purchase Arlington's rights in certain contracts, leases and agreements, including the development agreement, royalty sharing agreement and the individual hotel franchise agreements between certain debtors and affiliates of the Cendant Corporation (NYSE: CD) (collectively, the "Cendant Agreements"). The Agreement contemplates the purchase of 10 wholly-owned hotels, ownership interests in four hotel joint ventures, the Cendant Agreements, and certain other assets. Certain Arlington assets

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Arlington Hospitality
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have been excluded from the Agreement, including four wholly owned hotels, the company's corporate headquarters office building, and certain hotel joint venture ownership interests, all of which remain offered for sale. A copy of the Agreement will be included as an attachment to a Form 8-K to be filed with the Securities and Exchange Commission today.

         The Agreement contemplates the auction of the assets pursuant to
Section 363 of Title 11 of the U.S. Bankruptcy Code and the bidding procedures order entered by the Bankruptcy Court on October 12, 2005, with Sunburst Hospitality having been qualified as the "stalking horse" bidder for substantially all the assets of Arlington. The Agreement calls for the payment of a break up fee of 2 percent of the purchase price in certain circumstances if a sale to another purchaser is consummated.

         In order to participate in the auction process, each potential bidder must be "qualified" and submit a bid by November 10, 2005 to Richard Morgner, Chanin Capital Partners (330 Madison Avenue, 11th Floor, New York, NY, 10017
(212) 758-2629; rmorgner@chanin.com) no later than 11 a.m. CST, as established by the Bankruptcy Court. The auction will be held on November 14, 2005 at 11 a.m. CST in Chicago, Ill. (see Bidding Procedures for additional details, which was filed as an exhibit to a report on Form 8-K dated October 12, 2005). Bids can also be qualified and accepted for the assets excluded from the Sunburst Agreement, including certain individual hotel assets, the office building, and certain joint venture ownership interests.

         The company has engaged Cohen Financial to assist in the sale of the office building, as approved by the Court. Parties interested in purchasing the office building, or submitting a bid for the office building at the auction, should contact Richard Tannenbaum, managing director for

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Arlington Hospitality
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Cohen, at (312) 803-5689, rtannenbaum@cohenfinancial.com; or Jon Simon, managing director, at (312) 803-5107, jsimon@cohenfinancial.com.

         Consummation of the transaction contemplated by the Agreement is subject to higher and better offers, approval of the Bankruptcy Court and customary closing conditions.

         On October 26, 2005, the Bankruptcy Court also approved a Stipulation and Order between the Chapter 11 debtors and affiliates of Cendant. The stipulation and order provides, among other things, that Cendant and its affiliates agree not to object to the debtors' assignability of the Cendant Agreements. The Cendant parties also agree to provide Arlington with potential modifications to the development agreement that, if acceptable to Arlington, could be presented to potential bidders in an effort to maximize the value to all stakeholders.

         Sunburst Hospitality, based in Silver Spring, Md., is a diversified real estate owner and operator, with interests in hotels, golf course and residential developments, multi-family communities and self-storage properties. Currently, Sunburst Hospitality's hotel portfolio includes 30 hotels with approximately 4,500 rooms in 16 states.

         Arlington Hospitality, Inc. is a hotel development and management company that builds, operates and sells mid-market hotels. Arlington is the nation's largest owner and franchisee of AmeriHost Inn hotels, a mid-market, limited-service hotel brand owned and presently franchised in 20 states and Canada by Cendant Corporation, with over 100 properties. Currently, Arlington Hospitality, Inc. owns or manages 33 AmeriHost Inn hotels in nine states, for a total of 2,272 rooms, with additional AmeriHost Inn & Suites hotels under development.

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         This press release may contain forward-looking statements.
Forward-looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should," and "could." There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a discussion of these factors, see the company's report on Form 10-K for the year ended December 31, 2004 and report on Form 10-Q for the three months ended March 31, 2005 under the section headed "Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors." Additional factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the company's ability to continue as a going concern; the company's ability to obtain competitive bids for its assets at the Chapter 11 auction for the sale of its assets; the ability of the company to obtain court approval with respect to motions in the Chapter 11 proceeding; risks associated with the Chapter 11 trustee or third parties seeking to convert the case to a Chapter 7 case; the company's ability to obtain additional debtor-in-possession financing if needed; and the company's ability to maintain contracts that are critical to its operations.



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